Exhibit 99.(p).14

SECTION 1

STANDARDS OF CONDUCT AND OVERSIGHT

AVIVA INVESTORS AMERICAS LLC (“AIA” or “Firm”) manages assets for its clients as an investment adviser registered with the Securities and Exchange Commission (“SEC”). In this role, AIA and its employees are fiduciaries and owe clients the utmost duty of care and loyalty. AIA expects all employees, independent contractors and any other persons deemed to be subject to AIA’s supervision (collectively, “Covered Persons”) to demonstrate the highest standards of conduct for continued employment or engagement with AIA. Covered Persons must act at all times with integrity, in a manner that upholds the best interests of clients and in accordance with regulatory requirements and these policies and procedure (“Policies and Procedures”).

These Policies and Procedures provide guidance regarding the:

▪	Standards of conduct that apply while employed or engaged by AIA;
▪	Practices and procedures that have been implemented by AIA; and
▪	Framework for oversight and supervision within AIA for compliance with federal securities regulation and other applicable law.

Covered Persons are urged to seek the advice of AIA’s Chief Compliance Officer (“CCO”) or another member of the compliance staff for any questions about these Policies and Procedures or how they apply to individual circumstances. Covered Persons should also understand that compliance with the Policies and Procedures is a high priority and that failure to abide by our Policies and Procedures may expose AIA and/or you to significant consequences, including disciplinary action, termination, regulatory sanctions and/or civil and criminal penalties.

A.	STANDARDS OF CONDUCT / CONFLICTS OF INTEREST

These Policies and Procedures are designed to establish standards of behavior and implement controls that reduce conflicts of interest and promote fair and equitable treatment of clients. It is the responsibility of each Covered Person to:

▪	Understand and operate in keeping with fiduciary standards;
▪	Place the interests of clients first, before those of AIA and before your own personal interests or gain;
▪	Avoid conflicts of interest in the course of serving clients,
▪	Act in accordance with internal procedures, and
▪	Report inappropriate actions and violations, whether perceived or actual, to the CCO or another member of the Compliance department, in a timely manner.

B.	REGULATORY REQUIREMENTS

AIA, as an investment adviser registered with the Securities and Exchange Commission (“SEC”), is subject to numerous rules and regulations, most notably those under the Investment Advisers Act of 1940 (the “Advisers Act”). To help ensure compliance with federal securities regulations, these Policies and Procedures are designed to prevent and detect violations of regulatory requirements in keeping with, among others, Rule 206(4)-7 under the Advisers Act. This rule requires that each SEC registered adviser:

▪	Adopt and implement written policies and procedures reasonably designed to prevent and detect violations of Federal securities law by the adviser and its supervised persons;
▪	Review at least annually, the adequacy and effectiveness of the policies and procedures;

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▪	Designate a chief compliance officer who is responsible for administering the policies and procedures; and
▪	Maintain records of the policies and procedures and annual reviews conducted to determine their effectiveness.

Elements of AIA’s compliance program include the designation of a chief compliance officer, adoption and annual reviews of these Policies and Procedures, training, and recordkeeping. The Policies and Procedures are updated on a periodic basis to be current with our business practices and regulatory requirements.

C.	FRAMEWORK FOR OVERSIGHT AND SUPERVISION

Each Covered Person is charged with knowing, understanding and abiding by these Policies and Procedures. Management is responsible for setting a culture of compliance at AIA and for ensuring adherence to these Policies and Procedures across the organization. As an affiliate of Aviva plc and its family of affiliated firms, AIA reports through various corporate structures and organizations for purposes of oversight and supervision.

D.	RESPONSIBILITY FOR POLICIES AND PROCEDURES

The applicable business line is responsible for implementation of the Policies and Procedures that apply to their business area. The CCO or his/her designee is responsible for updates to these Policies and Procedures and for implementation and execution of a program for oversight on a regular basis.

E.	AMENDMENTS

These Policies and Procedures may be amended from time to time.

F.	MAINTENANCE OF RECORDS

AIA’s Legal and Compliance Department shall maintain and preserve a written copy of these Policies and Procedures and any amendments.

Dated: September 1, 2012 Updated: March 28, 2014

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SECTION 2

CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

This Code of Ethics (“Code”) establishes rules of conduct for all Covered Persons and is designed to, among other things, govern personal securities trading in the accounts of Covered Persons, immediate family/household accounts and accounts in which a Covered Person has a beneficial interest. This Code is based on the principle that AIA and its Covered Persons owe a fiduciary duty to AIA’s clients to conduct their affairs in such a manner as to avoid serving their own personal interests ahead of clients, taking inappropriate advantage of their position with the firm, and any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by AIA continue to be applied and is designed to comply with Rule 204A-1 under the Advisers Act. The purpose of the Code is to preclude activities which may lead or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business practices. The Code is divided into three sections: A) Prohibition Against Insider Trading; B) Personal Securities Transactions; and C) Other Policies including Gifts and Outside Employment.

A.	PROHIBITION AGAINST INSIDER TRADING

1)	Introduction

Trading securities while in possession of material nonpublic information or improperly communicating that information to others is illegal and may expose AIA and Covered Persons to severe regulatory, civil and criminal penalties. A person may be subject to significant penalties even if he or she does not personally benefit from the information. The criminal penalties for engaging in insider trading can be severe, including fines and meaningful jail time. Insider trading cases have been a high priority for prosecutors, a recent example being the case of Galleon founder Raj Rajaratnam, who was sentenced to 11 years in jail, fined $10 million and forfeited $53.8 million for trading on inside information. In addition to potential criminal liability, the SEC can also recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Covered Persons and AIA may also be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is continuously developing. You may, at some point, be uncertain about the application of the insider trading or other rules contained in this Code. Often, a single question can avoid disciplinary action or complex legal problems. Contact AIA’s CCO if you have any questions about this Policy or if you have any reason to believe that a violation of this Code has occurred or is about to occur.

2)	General Policy

Covered Persons may not pursue any benefit from non-public information including trading, either personally or on behalf of others (including AIA-managed accounts), while in possession of material, non-public information. Covered Persons also may not communicate material, non-public information to others.

What is Material Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information that will have a substantial effect on the price of an issuer’s securities. Material information does not need to only relate to a company’s business. The SEC’s position is that material non-public information relates not only to issuers, but also, among other things, to AIA’s securities recommendations and client securities holdings and transactions.

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material non-public information relates not only to issuers, but also, among other things, to AIA’s securities recommendations and client securities holdings and transactions.

What is “Inside” or “Non-Public Information?

“Inside information” is non-public information that has not been disseminated or communicated publicly in writing, by release to the media or delivered through other appropriate means of communication, including but not limited to, a news service, a national newspaper or a filing of corporate disclosure documents, such as a prospectus, proxy statement, or Form 10K/10Q. Inside information may involve information about a security or issuer of publicly-held securities from an internal or external source that is material to a determination as to whether to buy, sell or hold the security. For example, AIA employees may receive information about a publicly traded company while engaged in the private placement of that company's securities, its lending activities or other business activities. AIA may also receive non-public information in connection with private fixed income as well as other transactions and must take measures to safeguard this information. Safeguards may include “Chinese Wall” procedures to thwart access to non-public information

Identifying Inside Information

Before executing any trade for yourself or others, including funds or segregated accounts managed by AIA (Client Accounts”), you must determine whether you have access to material, non-public information. If you think that you might have access to material, nonpublic information, take the following steps:

•	Report the information and proposed trade immediately to the CCO or his/her designee;
•	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts;
•	Do not communicate the information inside or outside the firm, other than to compliance;
•	After compliance has reviewed the issue, the firm will determine whether the information is material and nonpublic, and if so, what action the firm will take.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when in the course of these contacts, Covered Persons become aware of material, non-public information. In such situations, AIA must make a judgment as to its further conduct. To protect yourself, clients, and the firm, you should contact compliance immediately if you believe that you may have received material, non-public information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: first, tender offer activity often produces fluctuations in the price of the target company’s securities. Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

AIA takes appropriate steps to establish restricted or watch lists for securities for which it has received material confidential information. Covered Persons are prohibited from purchasing, selling or exchanging securities on the restricted or watch list personally or in any Client Account.

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B.	PERSONAL SECURITIES TRANSACTIONS

Persons employed in the financial services industry are subject to regulatory restrictions on the purchase and sale of securities for their own accounts. AIA allows Covered Persons to maintain brokerage accounts and trade Covered Securities (defined below) provided such trading in the accounts is consistent with AIA’s fiduciary duty to its clients and is consistent with regulatory requirements. As part of its obligations under the securities laws, AIA is required to maintain information about the personal securities trading activity of its personnel. These restrictions and reporting requirements are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to material nonpublic information than do employees in other types of businesses, and, therefore, a greater potential to misuse that information.

1)	Covered Persons

For purposes of this Code, in addition to AIA employees and independent contractors, categories of Covered Persons subject to the limitations on personal securities transactions in this Code include:

Non-Officer Directors - those persons who sit on AIA’s Board of Directors but are not employees. By virtue of their position, Non-Officer Directors are deemed by regulation to be Access Persons. Non-Officer Directors are generally not subject to the pre-clearance requirements of the Code, but are subject to its reporting requirements.

Related Persons generally include persons or accounts with a personal or financial relationship with an AIA Covered Person. The term also includes:

▪	Accounts in your name, in whole or part, including any joint account, family account and self-directed account, that hold securities;
▪	Accounts in the name of your spouse, domestic partner, and minor children living in your household;
▪	Accounts of any other member of your household for which you exercise control or substantial influence;
▪	Accounts of any other relatives of you, your spouse, or domestic partner for which you exercise control or substantial influence;
▪	Trust accounts and similar arrangements for which you act as trustee or otherwise exercise substantial influence, such as UGMA/UTMA accounts for your children;
▪	Trust accounts and similar arrangements which benefit you directly or indirectly (but excluding accounts for which you do not substantially influence investment policy or other decisions, directly or indirectly);
▪	Corporate accounts controlled, directly or indirectly, by you, such as corporate pension, benefit or investment accounts; and
▪	Accounts in the name of unrelated third parties, such as a civic or religious organization or investment clubs, if you make investment decisions for those accounts.

Under the federal securities laws, relationships or accounts that fall into these categories are “Related Persons” and are subject to the same restrictions on trading as AIA Covered Persons. You are responsible for insuring that your Related Persons comply with the provisions of the Code.

2)	Covered Securities and Prohibited Transactions

Covered Securities

This Code applies to all securities (both stocks and bonds), whether held long or short, and whether publicly or privately traded (“Covered Securities”), including but not limited to:

▪	Initial and secondary public offerings,
▪	Private placement and limited offerings, including hedge funds,

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▪	Interests in registered investment companies for which AIA or an AIA affiliate provide advisory services,
▪	Closed-ended funds,
▪	Exchange traded funds (“ETFs”) other than those based on a broad index,
▪	Purchases made as part of a voluntary tender election, and
▪	Any option, future, forward contract or other obligation involving a security or index of securities, including an instrument for which value is derived or based on any of the above.[1]

Securities Not Covered

The preclearance requirements of this Code do not apply to the following types of securities (“Non-Covered Securities”), although the reporting requirements continue to apply to the Non-Covered Securities if held in a brokerage account:

▪	Direct obligations of the Government of the United States (U.S. treasury bills, notes and bonds);
▪	High quality (investment grade) debt instruments with a remaining term to maturity of one year or less;
▪	Money market instruments, such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper
▪	Shares of open-end registered investment companies (i.e., mutual funds) not advised by AIA or an AIA affiliate;
▪	Shares of unit investment trusts that are invested exclusively in one or more open-end funds (none of which are managed by AIA or its affiliates)
▪	Physical commodities (including foreign currencies) or any derivatives thereof; or
▪	Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code (see “Exceptions and Exemptions to the Pre-Clearance Requirement” below).

Pre-Clearance of Transactions

Transactions in Covered Securities by Covered Persons (other than Non-Officer Directors) must be approved in advance by the Compliance Department as outlined below and executed in accordance with the pre-clearance procedures contained in this Code. Each approval, unless otherwise indicated, shall be effective for one trading day after approval is granted. These preclearance requirements apply to all direct or indirect acquisitions or sales of Covered Securities, whether by purchase, sale, tender, stock purchase plan, gift, inheritance, or otherwise. Certain exceptions to this requirement are set forth below. Non-Officer Directors are required to receive approval prior to purchasing initial and secondary public offerings and private placements.

Clearance to trade is effective until the close of business on the day following the day on which clearance to trade is obtained. Open orders including stop loss orders, are generally not allowed, due to the short pre-clearance effective period (unless such orders are terminated within the allotted time span). It is necessary to repeat the pre-clearance process for transactions not executed within the pre-clearance effective period.

One Day Window. No personal securities transaction will be pre-cleared if there was a transaction in the Covered Security by AIA on behalf of any Client Account on the day and up to the time of the request for pre-clearance or on the previous business day.

1 Trading in put and call options, or short sales of securities, may raise unique issues. If the purchases or sale requires pre-clearance under the Code, it is highly likely that the closing of such positions also will require pre-clearance. In some circumstances, closing such a position may not be approved, and you could sustain losses.

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Five Day Trading Window. No sales or purchase of a Covered Security is authorized within a period of 5 business days before or after AIA has purchased or sold the Covered Security on behalf of a Client Account (See Mandatory Black Out Period.)

Thirty-Day Rule. Any transaction, in which a Covered Person engages, whether in a Covered or Non-covered Security, requires a 30 day holding period, except in the instance of money market open-end registered investment companies (i.e., money market funds). Pre-clearance for the purchase and/or sale of a Covered or Non-covered Security will not be granted unless the Covered Person has held the Covered Security for at least 30 days.

Covered Persons (excluding non-officer directors) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Non-Covered or Covered Securities within 30 calendar days, provided, however, that such a sale shall be permitted in the event of unusual circumstances (e.g., an unanticipated hardship) if the prior written consent of the CCO is obtained. A record of this consent shall be kept for five years. This Thirty-Day Rule is put in place to indicate AIA’s strong encouragement that its Covered Persons engage in investment activities in lieu of trading activities.

Pre-Clearance for Participation in IPOs. No Covered Person, including Non-Officer Directors, shall acquire any beneficial ownership in any securities in an initial or secondary public offering for his or her account without the CCO’s prior written approval, after providing full details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a client, and, if approved, will be subject to continuous monitoring for possible future conflicts. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with AIA or its clients.

Pre-Clearance for Private or Limited Offerings. No Covered Person, including Non-Officer Directors, shall acquire any beneficial ownership in any securities in a private or limited offering for his or her account without the CCO’s prior written approval, after providing full details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a client, and, if approved, will be subject to continuous monitoring for possible future conflicts. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with AIA or its clients.

Additional Trading Restrictions for Non-Officer Directors. It is AIA’s general policy not to communicate specific trading information and/or advice on specific issuers to Non-Officer Directors (i.e., no information should generally be given on securities for which current activity is being considered for Accounts). Since Non-Officer Directors generally have limited access to specific trading information, Non-Officer Directors are generally not be bound by the Pre-Clearance requirements section of the Code, except as discussed above.

However, if a Non-Officer Director receives specific trading information about a Covered Security being considered or being purchased or sold in a Client Account, (i) the security on which trading information is communicated or obtained shall be deemed to be a “Designated Security,” (ii) the Non-Officer Director shall have restrictions on trading in such Designated Security as described below and (iii) the CCO or his/her designee shall provide written notice to the Non-Officer Director notifying the director that he or she has received current trading information with respect to such Designated Security and that the Non-Resident Director shall be subject to the pre-clearance procedures and prohibited transaction provisions of this Code with respect to such Designated Security for the period of time stated in the written notice. The written notice to a Non-Officer Director will state the length of time that the security shall be deemed by the CCO or his/her designee to be a Designated Security. The CCO will determine

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an appropriate length of time based on the nature of the trading information shared with the Non-Officer Director.

Exceptions and Exemptions to the Pre-Clearance Requirement

The pre-clearance provisions of the Code shall not apply to the following categories of transactions, although transactions must still be reported and statements reflecting the transactions provided to Compliance:

▪	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
▪	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence, control or discretion provided sufficient documentation has been provided to Compliance regarding the non-discretionary nature of the account;
▪	Exercise of an option or a single transaction to satisfy an option obligation, as long as the original option transaction was properly pre-cleared. Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code;
▪	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
▪	Purchases made as part of a 529 Plan. Rebalancing of investment alternatives in a 529 Plan, which can occur only once a year, also are exempt;
▪	Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan;
▪	Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller (in other words, the transactions are periodic and automatic, and require no decision on the part of the buyer or seller);
▪	Acquisition of securities by gift or inheritance, although transactions in such securities after their acquisition are covered;
▪	Bona fide gifts of securities by you, unless you have reason to believe the recipient intends to sell the securities while possessing Material Nonpublic Information;
▪	Bona fide gifts of securities received by you;
▪	Acceptance or vesting and any related stock withholding (for so-called “cashless exercises”) of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under incentive compensation plans;
▪	Derivative transactions whose underlying value is based on an index;
▪	Annual rebalancing in an Aviva Investors 401(k) plan; and
▪	Changes in allocations to an existing Aviva Investors 401(k) plan.

Prohibited Transactions

Transactions with Clients. No Covered Person shall sell to or purchase from a client or Client Account any security or other property except securities issued by that client.

Pending Orders. No Covered Person (excluding Non-Officer Directors) may engage in a transaction in a Covered Security when there is a known buy or sell order pending for a Client Account in that same security. The existence of pending orders is to be reviewed as part of the pre-clearance process referenced above.

Conflicting Transactions. No Covered Person shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any Related Person, any security that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale for a Client Account,

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until the client’s transactions have been completed or consideration of such transactions has been abandoned.

Short Sales. Any Covered Person (excluding Non-Officer Directors) who sells a Covered Security short that is known to be held long by any Client Account is to disgorge any profit realized on such transaction. This prohibition shall not apply to securities indices or derivatives thereof (such as futures contracts on the S&P 500 Index). Client ownership of Covered Securities is reviewed as part of the pre-clearance process referenced above.

Uncovered Calls. Sales of uncovered call options are not permitted by Covered Persons (other than Non-Officer Directors).

Short-Term Trading. No Covered Person (except Non-Resident Directors) may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities, within 30 days if the same (or equivalent) securities have been held by a Client during such 30-day period. Any profit so realized will be required to be donated to a charitable organization selected by the Person who engaged in such short-term trading.

Mandatory Blackout Periods. All Covered Persons (except Non-Resident Directors) are prohibited from purchasing or selling any Covered Security within five (5) business days before, the day of, or five (5) business days after any Client Account has traded in the same (or a related) security. In the event that a Covered Person makes a prohibited purchase or sale within a blackout period, Compliance, at its discretion, will review the transaction on a case-by-case basis to determine if further action should be taken. Such actions may include that the Covered Person must unwind the transaction and any gain from the transaction will be disgorged to a bona fide charity, fines, suspension of trading privileges, and/or termination of employment.

AIA reserves the right to impose other trading blackouts from time to time on specified groups of its personnel, agents or consultants when, in the judgment of the Chief Compliance Officer, a blackout period is warranted. The Compliance Department will notify those affected by such a blackout of when the blackout begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

3)	Disclosure of Personal Securities Holdings and Certification

Each Covered Person is required to certify at the time of joining AIA and subsequently, when there are material changes, that:

i.	he or she has read and understands the Code,
ii.	recognizes that he or she is subject to the Code, and
iii.	he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

The initial certification must be made no later than 10 business days after starting employment or affiliation with AIA and information provided must be as of a date no earlier than 45 days before the date of employment or affiliation. Covered Persons are also required to certify quarterly and annually that they have reported all securities transactions and accounts, and certain other information. Annual and quarterly certifications are to be submitted within thirty days after the end of the reporting period.

Holdings Information

The certifications must contain the following Securities holdings information:

•	the title, type and number of shares, or principal amount, interest rate and maturity date (if applicable), and ticker symbol or CUSIP number of each security held beneficially;

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•	the name of any broker, dealer, bank or custodian with or through which a personal account is maintained in which the person has a beneficial interest, along with the corresponding account number. A personal account means any account maintained at a broker-dealer or bank in which a Covered Person has Beneficial Ownership. For example, a Personal Account would include any brokerage account maintained by a Covered Person, spouse or household member at Merrill Lynch, TD Ameritrade or at any other discount or full-service broker; and
•	the date the report is submitted.

Ongoing Reporting of Personal Securities Transactions

Each Access Person and Affiliated Person shall:

i.	as noted above, identify to AIA any brokerage or other account, including accounts of Related Persons; and
ii.	authorize AIA to instruct the broker or custodian to deliver to the Compliance Department duplicate confirmations of all transactions and duplicate monthly statements. You are responsible for ensuring initially that the Compliance Department receives these confirmations and statements and for following up subsequently if the Compliance Department notifies you that they are not being received. The Compliance Department may require you to close an account if your broker fails to provide periodic confirmations or account statements on a timely basis.
iii.	provide securities reports and other certifications as indicated, i.e.,, initially within ten days of employment and quarterly and annually thereafter.

AIA may impose a range of penalties for violations of the Personal Securities Trading provisions of the Code, including required certifications. Those penalties may range from a letter of reprimand to disgorgement of profits to suspension of trading privileges to termination of employment. Violations of the Code are reported to the Covered Person’s management, Human Resources, and , if appropriate, AIA’s senior management (“Senior Management”).

4)	Hardships

Under unusual circumstances, such as a personal financial emergency, application for an exemption to make a transaction may be made to the Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details of your circumstances, reasons for the exception and exception requested. A hardship exemption will not be granted after the fact.

The Chief Compliance Officer may, in unusual circumstances, approve exceptions from the Code applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Chief Compliance Officer in connection with granting such exception. Any such exceptions will be reported to Senior Management.

C.	OTHER POLICIES INCLUDING GIFTS AND OUTSIDE EMPLOYMENT

1)	Confidentiality

Business relationships may require the exchange of confidential or sensitive information. Covered Persons have a responsibility to restrict the use of information of this nature and maintain confidentiality regarding proprietary information of AIA and its affiliates at all times. Covered Persons shall not use confidential information for purposes other than those permitted or approved by AIA or its affiliates, which typically means, the use of confidential information in a confidential manner while conducting

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business and providing services to clients. Access to confidential information about customers is to be restricted to those who have a need to know.

In the course of business, Covered Persons may have access to financial and other personal information about customers and employees. This information may be contained in documents, electronic systems, or shared verbally. All Covered Persons have an obligation to keep this information confidential and respect the privacy right of clients and employees. Also see AIA’s Privacy Policy under Section 18.

The confidential information of AIA and its affiliates includes, but is not limited to, all non-public and/or proprietary information (whether written or contained in an electronic medium), trade secrets, information regarding products or services, customer lists, business plans, expansion plans, investment-related data and strategies, operating results, financial condition, projections and assumptions, systems and systems development information, and information pertaining to any of the foregoing or to research, business development, marketing, purchasing, pricing and current and potential customers. Information which is confidential to AIA and its affiliates also includes any and all reports, analyses, copies, reproductions, summaries, notes, extracts or other information, regardless of the persons who prepared them, that is based on, contains or reflects any of the foregoing described confidential information. However, information is generally not considered confidential to AIA or its affiliates if the information is or becomes available to the public other than as result of an improper disclosure.

In the conduct of Company business, you must:

▪	Request and use only information that is related to our business needs. Such information should be revealed and discussed only within the scope of your job.
▪	Restrict records access to persons with proper authorization and legitimate business needs.
▪	Include only relevant and accurate data in files that are used as a basis for taking action or making business decisions.

Observance of confidentiality is paramount to maintaining our credibility and the trust of our customers, the public, and our employees. Unauthorized or improper disclosure could be harmful and might result in liability for AIA. More importantly, success in our business depends on our customers’ and employees’ trust that we properly use information confided in us. Failure to maintain confidentiality is regarded as a serious issue that may result in consequences of significance. Any questions regarding disclosure of the above information should be directed to the CCO.

2)	Other Standards of Business Conduct

In all dealings with customers and members of the public, generally, all Covered Persons must adhere to high standards of honesty and fair dealing. In particular, all Covered Persons must comply with the following limitations and prohibitions:

▪	No Covered Person will make false or misleading statements, or fail to state material facts in connection with securities transactions.
▪	Covered Persons may not time personal security transactions to precede or follow client orders in the same security, thereby positioning the Covered Person to take unfair advantage of changes in market price. In no instance may personal securities transactions take precedence over client orders or be placed so as to gain an advantage over client transactions.
▪	Personal activity in financial markets must be reasonable and in keeping with a Covered Person’s financial resources and personal financial or other activity must not interfere with the performance of the normal activities of a Covered Person’s position.
▪	Covered Persons may become members of investment clubs (organizations whose members make joint decisions on which securities to buy or sell and where such securities are generally held in the name of the investment club). Covered Persons are required to obtain the written permission of AIA’s CCO prior to participation. Specific policies and procedures regarding

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investment club participation are found within the personal trading policies and procedures below.
▪	Covered Persons may not borrow money from any of AIA's suppliers or clients. However, the receipt of financing on customary terms in connection with the personal purchase of goods or services is not considered borrowing within the context of this prohibition. Supplier or client loans to Covered Persons must occur within the course of the conduct of ordinary business.
▪	Covered Persons, while engaging in any outside activity, must not state or imply that they are acting as a representative of AIA without prior approval of the CCO. This includes testifying as an “expert witnesses”.
▪	Employees and officers may not act in the capacity of a trustee, executor, administrator, conservator or guardian, other than with respect to assets of persons related to the employee or officer by blood or marriage, without approval of the CCO.
▪	Covered Persons may not engage in any employment or business activity outside of employment with AIA which inappropriately interferes with normal business activities with AIA or creates (or holds potential to create) a conflict of interest with the interests of AIA or the responsibilities of the Covered Person or other persons at AIA. Covered Persons are to notify the CCO of all directorships and officerships with companies outside of AIA in advance of holding such positions and must notify the CCO of any outside employment or business activity which may interfere with such person’s normal business activities or which may create a conflict of interest with AIA.

3)	Conflicts of Interest

A conflict of interest results when the interests of a client or other party to whom AIA owes a fiduciary duty of loyalty and trust are jeopardized or conflict with those of AIA, its personnel or an internal or external party that holds, or seeks to exercise influence over the adviser or its personnel. For example, investment in a security by a Covered Person that represents an opportunity for investment for a client account is a conflict of interest. As described below, gifts and gratuities provided to AIA or its personnel may represent a conflict of interest. AIA Covered Persons are to avoid conflicts of interest to the extent possible and must seek to mitigate them. To that end, Covered Persons are encouraged to report and seek guidance from the CCO or members of the Compliance staff regarding conflicts.

4)	Gifts

Providing or receiving gifts within a business context may give rise to an appearance of impropriety or raise a potential conflict of interest. As a general rule, Covered Persons are prohibited from accepting any gifts within a business context, however, gifts of strictly nominal value are allowed. These gifts include normal and customary business entertainment (e.g., business meals and entertainment where the person providing the entertainment is present) that is not "lavish," the cost of which would be paid for by AIA as a reasonable expense if not paid by the client. While "nominal value" and "lavish entertainment" are not precisely defined, any gift or entertainment is viewed as unacceptable if an independent third party may conclude that the Covered Person could be influenced to improperly favor the provider of the gift or gratuity over those to whom it owes a duty of fairness and impartiality. Gifts of an extraordinary or extravagant nature to a Covered Person are to be declined or returned in order to avoid compromising the operations or reputation of the Covered Person and AIA. These concepts apply to relationships between Covered Persons and any regulatory, industry group or others to whom AIA is obligated. Any activity that may be interpreted as an attempt at bribery is strictly prohibited.

AIA’s general policy is that Covered Person are not to, directly or indirectly, give or receive anything of value, including gratuities, in excess of one hundred dollars ($100) per individual per year to/from any person, principal, proprietor, employee, agent or representative when payment is made within the context of AIA’s business. All gifts and gratuities received or given by a Covered Person must be reported on AIA’s Gift and Entertainment disclosure through PTA Connect.

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5)	Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”) represented a response to a series of corporate bribery scandals involving foreign government officials. The FCPA establishes severe penalties for persons and companies found to have given improper gifts to foreign officials. As a result, AIA requires that all employees and agents avoid violations of the FCPA. Neither AIA, nor any employee or agent of AIA, may make, or offer to make, any payment, or give or offer to give, any gift or item of value, or provide remuneration, entertainment or other benefit to any foreign official except those involving the direct payment of nondiscretionary routine government actions. Examples of acceptable nondiscretionary routine government actions include: the issuance of permits, licenses or documents which allow one to do business in a foreign country. Before making any payment or providing anything of value to a foreign official, other than the routine processing of payments through the Finance Department, it is required that Covered Persons notify the CCO in advance in order to confirm that the payment or gift will not violate the FCPA. Further, AIA adheres to Aviva Financial Crime Standards, which require annual assessment of financial crime prevention practices, reporting of financial crime issues on a regional basis and escalation of issues involving financial crimes including fraud, bribery, corruption or market abuse (and AML) to Group Investigations and Financial Audit (GIFA).

6)	1940 Act Requirements

An investment manager to a U.S. registered investment company (“RIC”) is subject to the RIC’s code of ethics. Rule 17j-1 of the 1940 Act, which is similar to Rule 204A-1 of the Advisers Act, prohibits an investment adviser to a RIC and its affiliated persons from engaging in fraudulent or deceptive acts, directly or indirectly by the adviser or affiliated person, in connection with the purchase or sale of a security held or to be acquired by the investment company.

Rule 17j-1 also requires that every investment adviser to an investment company adopt a written code of ethics containing provisions reasonably necessary to prevent its “access persons” from engaging in conduct prohibited by the rule. An adviser’s code of ethics must be approved by the investment company’s board of directors before the adviser is initially retained and no later than six months after a material change to the code. At least annually, an adviser must provide the investment company’s board with a written report describing any issues that have arisen under the code of ethics since the last report and certifying that the adviser has adopted procedures reasonably necessary to prevent access persons from violating the code.

Rule 17j-1 also requires that an access person submit an initial securities holdings report no later than 10 days after the person becomes an access person, quarterly transaction reports no later than 30 days after the end of a calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports), and annual holdings reports. Rule 17j-1 defines an “access person” as any officer, director, or general partner of the investment company’s adviser, as well as: (1) an employee “who, in connection with his or her regular duties, makes, participates in, or obtains information, regarding the purchase or sale of Covered Securities (as defined in Rule 17j-1) by a fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales,” and (2) any natural person in a control relationship to the adviser who obtains information concerning recommendations made to the investment company with regard to the purchase or sale of covered securities. Non-interested directors (as such term is defined by Section 2(a)(19) of the 1940 Act) are excepted from the reporting requirements of Rule 17j-1 unless the director knew, or should have known, that during the 15-day period immediately before or after the director’s transaction in a covered security, the fund purchased, or the adviser considered purchasing or selling, the covered security. The required contents of holdings and transaction reports and exceptions to the reporting requirements of Rule 17j-1 are substantially the same as those of Rule 204A-1. AIA’s Code of Ethics is designed to comply with Rule 17j-1.

7)	Disqualified Persons

Section 9 of the 1940 Act prohibits persons who have committed various acts from serving in certain capacities with respect to RICs. Under Section 9(a), an “ineligible person” generally cannot serve in the

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following capacities with respect to a RIC: employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter (each a “Fund Position.”)

Section 9(a) defines four situations that disqualify persons or entities from service on behalf of a RIC:

1.	Persons convicted within the last ten years of infractions that are tied to certain securities transactions or employment in the securities field.
2.	Persons with permanent or temporary injunctions involving actions in certain capacities in the securities arena.
3.	Companies with an affiliated person who is ineligible under the first two items above.
4.	Persons who are subject to an SEC order declaring them ineligible for service to a RIC under Section 9.

Where AIA is an investment manager to a RIC, AIA Compliance is responsible for monitoring compliance with disqualified persons’ requirements for its employees. AIA Compliance will also report to Senior Management when AIA seeks to employ a disqualified person.

D.	PENALTIES FOR TRADING VIOLATIONS

Violations of the Code of Ethics may result in disciplinary action based on the perceived severity of the issue. The table below presents specific penalties with certain Code violations. However, extenuating circumstances may result in modifications to the indicated penalties.

CODE VIOLATION	PENALTY
Insider Trading	Up to termination after review of facts and circumstances

 Personal Securities Transactions
 (within a rolling 12-month period)

 -        Failure to pre-clear personal
    security transactions

 -        Failure to adhere to personal
    transaction blackout period
    limitations, or other temporary
    blackout periods established by
    senior management

 -        Failure to complete quarterly
    transaction and/or annual
    certification reporting within 30 days.

    Note: Required reports are time
    stamped when received.

1st violation - written warning maintained in Compliance files

2nd violation - $100 fine donated to a charity of AIA’s choice and a written warning included in the personnel file.

3rd violation - $250 fine donated to a charity of AIA’s choice and a written warning included in the personnel file.

Additional sanctions also may be imposed including censures, monetary fines, disgorgement of profits, temporary suspensions of trading rights or other limitations regarding a Covered Person’s authority to trade, negative reflection on individual risk assessments, termination of employment or other penalty determined by the CCO in consultation with Senior Management.

Note: Subsequent consecutive violations may result in actions, additional warnings or more stringent penalties depending upon the frequency and severity of the violation and other factors.

E.	REVIEW AND RECORDKEEPING

The Compliance Department shall review all documents required to be submitted under this Code, and all materials required under the Code and the Advisers Act, including pre-approvals, account statements and other Code materials shall be kept in the department’s files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place. The

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CCO shall report to Senior Management on a regular basis any material violations of the Code, and, at least yearly, shall report on the efficacy of the Code, together with any recommendations for changes in the Code.

The CCO is to ensure that Code reporting records are maintained for five years (the first two years on-site) including:

▪	Initial holdings reports
▪	Personal trading and other reports
▪	Copies of the Code of Ethics currently in effect and any that have been in effect within the past five years
▪	Record of any violation of the Code of Ethics and of any action taken as a result of the violation
▪	Written acknowledgements of the Code of Ethics from each person who is currently or within the past five years, was a Covered Person
▪	A list of persons who are currently or, within the past five years, were Access Persons
▪	All records documenting the annual review of the Code of Ethics
▪	All records of pre-clearance requests and the responses.

F.	RESPONSIBILITY FOR POLICY

The Chief Compliance Officer (“CCO”) of AIA, or his/her designee, is responsible for implementing and monitoring this Policy and for implementation and execution of a program for oversight on a regular basis.

Dated: September 1, 2012 Updated: March 28, 2014

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